Exhibit 5.1

October 23, 2026

IP Strategy Holdings, Inc.
11010 Harbor Hill Drive #B-308
Gig Harbor, WA 98332

Ladies and Gentlemen:

We have acted as counsel for IP Strategy Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 412,500 shares (the “Plan Shares”) of the Company’s common stock (“Shares”), $0.0001 par value per share, available for issuance pursuant to awards under the Company’s 2024 Equity Incentive Plan, as amended (the “Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Plan Shares.
In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Third Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws of the Company, each as amended to date and currently in effect, (iii) the Plan, and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary or appropriate as a basis for the opinion set forth below.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

IP Strategy Holdings, Inc.
October 23, 2026

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Plan Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
                            Very truly yours,

                            /s/ Pryor Cashman LLP